EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
February 12, 2019	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2018 FOURTH QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL) announces its 2018 fourth quarter results. The results included:

•
Net income available to Arch common shareholders of $126.1 million, or $0.31 per share, a 5.9% annualized return on average common equity, compared to $203.5 million, or $0.49 per share, for the 2017 fourth quarter;

•
After-tax operating income available to Arch common shareholders, a non-GAAP measure, of $189.2 million, or $0.46 per share, an 8.8% annualized return on average common equity, compared to $187.4 million, or $0.45 per share, for the 2017 fourth quarter;

•	Pre-tax current accident year catastrophic losses, net of reinsurance and reinstatement premiums(1), of $118.2 million, primarily related to Hurricane Michael and the California wildfires;

•	Favorable development in prior year loss reserves, net of related adjustments(1), of $74.4 million;

•	Combined ratio excluding catastrophic activity and prior year development(1) of 80.8%;

•	Book value per common share of $21.52 at December 31, 2018, a 1.7% increase in the 2018 fourth quarter and a 6.0% increase for the year;

•	Share repurchases of $98.2 million.

All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results, both (i) on a consolidated basis and (ii) on a consolidated basis excluding the ‘other’ segment (i.e., results of Watford Re, as defined below):

(U.S. dollars in thousands)	Consolidated			Consolidated Excluding ‘Other’ Segment (1)
	Three Months Ended December 31,			Three Months Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Gross premiums written	$1,694,918	$1,452,530	16.7	$1,599,085	$1,391,247	14.9
Net premiums written	1,301,754	1,111,015	17.2	1,169,394	995,714	17.4
Net premiums earned	1,369,435	1,224,755	11.8	1,222,462	1,094,409	11.7
Underwriting income	166,955	182,111	(8.3)	188,986	206,012	(8.3)
Underwriting Ratios			% Point Change			% Point Change
Loss ratio	60.4%	55.4%	5.0	57.1%	51.4%	5.7
Underwriting expense ratio	27.4%	30.9%	(3.5)	27.3%	31.1%	(3.8)
Combined ratio	87.8%	86.3%	1.5	84.4%	82.5%	1.9
Combined ratio excluding catastrophic activity and prior year development				80.8%	87.0%	(6.2)
(1) Excluding the ‘other’ segment. See ‘Comments on Regulation G’ for further details.

Pursuant to GAAP, the Company consolidates the results of Watford Holdings Ltd. in its financial statements, although it only owns approximately 11% of Watford Holdings Ltd.’s outstanding common equity. Watford Holdings Ltd. is the parent of Watford Re Ltd., a multi-line Bermuda reinsurance company (together with Watford Holdings Ltd., “Watford Re”). See ‘Comments on Regulation G’ for further details.
The Company’s 2018 fourth quarter results reflect estimated pre-tax net losses from current accident year catastrophic events of $118.2 million, net of reinsurance and reinstatement premiums. Such amounts were primarily related to Hurricane Michael and the California wildfires as well as other minor global events. The Company’s pre-tax loss estimates for these events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.
The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income available to Arch common shareholders	$126,091	$203,535	$713,616	$566,502
Net realized (gains) losses	77,037	(36,906)	297,755	(148,836)
Net impairment losses recognized in earnings	1,705	1,723	2,829	7,138
Equity in net (income) loss of investment funds accounted for using the equity method	6,882	(30,402)	(45,641)	(142,286)
Net foreign exchange (gains) losses	(20,869)	27,994	(59,890)	113,613
Transaction costs and other	3,548	901	12,377	22,150
Loss on redemption of preferred shares	—	—	2,710	6,735
Income tax expense (benefit) (1)	(5,223)	20,559	(14,566)	22,139
After-tax operating income available to Arch common shareholders	$189,171	$187,404	$909,190	$447,155

Diluted per common share results:
Net income available to Arch common shareholders	$0.31	$0.49	$1.73	$1.36
Net realized (gains) losses	0.18	(0.09)	0.72	(0.36)
Net impairment losses recognized in earnings	0.00	0.00	0.01	0.02
Equity in net (income) loss of investment funds accounted for using the equity method	0.02	(0.07)	(0.11)	(0.34)
Net foreign exchange (gains) losses	(0.05)	0.07	(0.15)	0.27
Transaction costs and other	0.01	0.00	0.03	0.05
Loss on redemption of preferred shares	—	—	0.01	0.02
Income tax expense (benefit) (1)	(0.01)	0.05	(0.04)	0.05
After-tax operating income available to Arch common shareholders	$0.46	$0.45	$2.20	$1.07

Weighted average common shares and common share equivalents outstanding — diluted	410,112,097	418,735,890	412,906,478	417,785,025

Beginning common shareholders’ equity	$8,575,148	$8,138,589	$8,324,047	$7,481,163
Ending common shareholders’ equity	8,659,827	8,324,047	8,659,827	8,324,047
Average common shareholders’ equity	$8,617,488	$8,231,318	$8,491,937	$7,902,605

Annualized return on average common equity	5.9%	9.9%	8.4%	7.2%
Annualized operating return on average common equity	8.8%	9.1%	10.7%	5.7%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s outstanding common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2018 fourth quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated December 31, 2018. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity (if applicable for the segment) and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2018	2017	% Change

Gross premiums written	$832,762	$767,456	8.5
Net premiums written	534,968	512,867	4.3
Net premiums earned	559,417	554,633	0.9

Underwriting income (loss)	$(15,644)	$9,047	(272.9)

Underwriting Ratios			% Point Change
Loss ratio	71.5%	66.7%	4.8
Underwriting expense ratio	31.3%	31.6%	(0.3)
Combined ratio	102.8%	98.3%	4.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	6.0%	(1.3)%	7.3
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(1.5)%	(0.1)%	(1.4)
Combined ratio excluding catastrophic activity and prior year development (1)	98.3%	99.7%	(1.4)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2018 fourth quarter were 8.5% higher than in the 2017 fourth quarter while net premiums written were 4.3% higher than in the 2017 fourth quarter. The increase in net premiums written reflected growth in most lines of business, due to a mix of new business, growth in existing accounts and rate increases. This increase was partially offset by lower writings in contract binding, higher cessions in professional lines and a non-recurring item in the 2017 fourth quarter within national accounts. Net premiums earned by the insurance segment in the 2018 fourth quarter were 0.9% higher than in the 2017 fourth quarter, and reflect changes in net premiums written over the previous five quarters.
The 2018 fourth quarter loss ratio reflected 6.0 points for current year catastrophic activity, primarily related to Hurricane Michael and the California wildfires, while the 2017 fourth quarter loss ratio reflected a benefit of 1.3 points due to reserve releases in the quarter from 2017 third quarter hurricanes. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 1.8 points in the 2018 fourth quarter, compared to 0.3 points in the 2017 fourth quarter. The balance of the change in the 2018 fourth quarter loss ratio resulted, in part, from a lower level of large attritional losses and changes in mix of business.
The underwriting expense ratio was 31.3% in the 2018 fourth quarter, compared to 31.6% in the 2017 fourth quarter.

Reinsurance Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2018	2017	% Change

Gross premiums written	$409,316	$289,348	41.5
Net premiums written	325,048	210,166	54.7
Net premiums earned	348,453	259,495	34.3
Other underwriting income (loss)	(3,172)	10,193	(131.1)

Underwriting income (loss)	$(41,174)	$24,617	(267.3)

Underwriting Ratios			% Point Change
Loss ratio	83.8%	54.8%	29.0
Underwriting expense ratio	27.1%	39.7%	(12.6)
Combined ratio	110.9%	94.5%	16.4

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	24.3%	3.0%	21.3
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(9.6)%	(11.7)%	2.1
Combined ratio excluding catastrophic activity and prior year development (1)	96.2%	103.2%	(7.0)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2018 fourth quarter were 41.5% higher than in the 2017 fourth quarter, while net premiums written were 54.7% higher than in the 2017 fourth quarter. Net premiums written for the 2018 fourth quarter included $25.6 million of reinstatement premiums and premium adjustments that were substantially earned. The 2017 fourth quarter also included non-recurring retrocession premiums of $10 million. The balance of the increase in net premiums written in the 2018 fourth quarter reflected continued growth in casualty business, other specialty business, primarily in international motor quota share contracts, and opportunistic growth in non-catastrophe property business. Net premiums earned by the reinsurance segment in the 2018 fourth quarter were 34.3% higher than in the 2017 fourth quarter, and reflect the reinstatement premiums and premium adjustments discussed above, as well as changes in net premiums written over the previous five quarters.
The 2018 fourth quarter loss ratio included 26.1 points of current year catastrophic activity, primarily related to Hurricane Michael and the California wildfires, compared to 2.3 points of catastrophic activity in the 2017 fourth quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 9.9 points in the 2018 fourth quarter, compared to 12.4 points in the 2017 fourth quarter. The estimated net favorable development in the 2018 fourth quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across earlier underwriting years. The remainder of the change is primarily due to a large attritional casualty loss arising from the California wildfires that increased the loss ratio by 5.0 points, as well as changes in mix of business.
The underwriting expense ratio was 27.1% in the 2018 fourth quarter, compared to 39.7% in the 2017 fourth quarter. The 2018 fourth quarter benefited from the reinstatement premium and earned premium adjustments, discussed above, that reduced the expense ratio by 2.6 points. The 2017 fourth quarter included 5.3 points of federal excise taxes in connection with intercompany loss portfolio transfers that were effective on December 31, 2017. The balance of the reduction is primarily due to the effects of growth in premiums discussed above, combined with lower operating expenses.

Mortgage Segment

	Three Months Ended December 31,
(U.S. dollars in thousands)	2018	2017	% Change

Gross premiums written	$357,981	$335,338	6.8
Net premiums written	309,378	272,681	13.5
Net premiums earned	314,592	280,281	12.2
Other underwriting income	2,569	3,738	(31.3)

Underwriting income	$245,804	$172,348	42.6

Underwriting Ratios			% Point Change
Loss ratio	2.1%	17.8%	(15.7)
Underwriting expense ratio	20.5%	22.1%	(1.6)
Combined ratio	22.6%	39.9%	(17.3)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(10.4)%	(7.2)%	(3.2)
Combined ratio excluding prior year development (1)	33.0%	47.1%	(14.1)

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the mortgage segment in the 2018 fourth quarter were 6.8% higher than in the 2017 fourth quarter, while net premiums written were 13.5% higher. The growth in gross premiums written primarily reflected an increase in U.S. insurance in force and government sponsored enterprise (“GSE”) credit-risk sharing transactions, partially offset by a lower level of U.S. single premium business and a decrease in Australian mortgage reinsurance business. Net premiums written for the 2018 fourth quarter reflected lower ceded premiums on the 50% quota share agreement with AIG, that continues to run-off, partially offset by higher ceded premiums related to Bellemeade transactions issued in 2018. In addition, the 2017 fourth quarter reflected higher retrocessions of Australian mortgage reinsurance business. The increase in net premiums earned for the 2018 fourth quarter primarily reflected the growth in insurance in force in the U.S. over the last twelve months. Insurance in force increased to $383.7 billion at December 31, 2018, compared to $351.8 billion at December 31, 2017.
Arch MI U.S. generated $16.7 billion of new insurance written (“NIW”) in the 2018 fourth quarter, compared to $14.4 billion in the 2017 fourth quarter, as a higher level of purchase market activity more than offset a reduction in refinance market activity. Monthly premium policies contributed 91.4% of NIW in the 2018 fourth quarter, compared to 88.7% in the 2017 fourth quarter.
The loss ratio for the 2018 fourth quarter reflected 4.1 points of favorable current year development on delinquencies from the first nine months of 2018, which cured at a higher rate in the period, compared to 1.8 points of unfavorable current year development in the 2017 fourth quarter, that resulted from a higher expected ultimate claim rate and a catch-up of 2017 reported losses from one lender. In addition, expected losses from new delinquencies in the quarter were lower in fourth quarter 2018 than fourth quarter 2017. Estimated net favorable development in prior year loss reserves reduced the loss ratio by 10.4 points in the 2018 fourth quarter, compared to 7.2 points in the 2017 fourth quarter. The estimated net favorable development in the 2018 fourth quarter was primarily driven by lower expected claim rates on first lien business and subrogation activity on second lien business. The percentage of loans in default on first lien business was 1.60% at December 31, 2018, unchanged from 1.60% at September 30, 2018, and a decrease from 2.23% at December 31, 2017.
The mortgage segment’s underwriting expense ratio was 20.5% in the 2018 fourth quarter, compared to 22.1% in the 2017 fourth quarter, reflecting higher net premiums earned and lower level of other operating expenses, partially offset by higher acquisition expenses resulting from higher NIW.
At December 31, 2018, the mortgage segment’s risk-in-force (before reinsurance) of $76.9 billion consisted of $71.0 billion from Arch MI U.S. with the remainder from reinsurance and credit-risk sharing operations.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, items related to the Company’s non-cumulative preferred shares, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Pre-tax net investment income for the 2018 fourth quarter was $0.28 per share, or $115.6 million, compared to $0.24 per share, or $99.6 million, for the 2017 fourth quarter. The growth in 2018 fourth quarter net investment income reflected the reinvestment of fixed income securities at higher available yields and a shift from municipal bonds to corporates. The annualized pre-tax investment income yield was 2.49% for the 2018 fourth quarter, compared to 2.08% for the 2017 fourth quarter.
Amortization of intangible assets for the 2018 fourth quarter was $26.1 million, compared to $31.8 million for the 2017 fourth quarter. Amounts in both periods primarily related to amortization of finite-lived intangible assets related to the UGC acquisition, as disclosed in the Company’s Form 10-K.
Interest expense for the 2018 fourth quarter was $24.4 million, compared to $25.7 million for the 2017 fourth quarter, reflecting the lower revolving credit agreement borrowings outstanding, partially offset by higher borrowing costs. During the 2018 fourth quarter, the Company repaid the remaining $125 million revolving credit agreement borrowings.
On a pre-tax basis, net foreign exchange gains for the 2018 fourth quarter were $20.4 million, compared to net foreign exchange losses for the 2017 fourth quarter of $27.9 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes was 20.4% for the 2018 fourth quarter and 13.1% for the year ended December 31, 2018.  The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 16.8% for the 2018 fourth quarter and 11.9% for the year ended December 31, 2018.The effective tax rates for the 2018 fourth quarter and the year ended December 31, 2018 included a discrete income tax expense of $5.0 million and $7.7 million respectively, which had the effect of increasing the effective tax rate on operating income available to Arch common shareholders by 2.1% and 0.7%, respectively. Discrete tax items include changes in judgment regarding the realizability of certain tax receivables and deferred tax assets outside of the U.S., net of share based compensation tax benefits. The Company’s effective tax rate fluctuates from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction. The Company currently expects that its annual effective tax rate on pre-tax operating income available to Arch common shareholders for the year ended December 31, 2019 will be in the range of 11% to 14%.
During the 2018 fourth quarter, the Company repurchased 3.6 million common shares for an aggregate purchase price of $98.2 million, an average of $27.11 per share. As a result of the share repurchase transactions during the quarter, book value per common share was reduced by $0.05 per share at December 31, 2018.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on February 13, 2019. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on February 13, 2019 at 2:00 p.m. Eastern Time until February 20, 2019 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 77721284 for all callers).

Please refer to the Company’s Financial Supplement dated December 31, 2018, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $11.17 billion in capital at December 31, 2018, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions and Watford Re’s non-recurring listing expenses. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series C preferred shares in September 2017 and January 2018 and had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares from the calculation of after-tax operating income or loss available to Arch common shareholders. In addition, for the 2017 fourth quarter and year ended December 31, 2017, income tax expense included $21.5 million charge due to the revaluation of the Company’s net deferred tax asset resulting from the reduction in the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. Due to the non-recurring nature of this item, the Company excluded it from after-tax operating income available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions.
Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity (if applicable for the segment) and prior year development. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
The following tables summarize the Company’s results by segment for the 2018 fourth quarter and 2017 fourth quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2018
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$832,762	$409,316	$357,981	$1,599,085	$160,937	$1,694,918
Premiums ceded	(297,794)	(84,268)	(48,603)	(429,691)	(28,577)	(393,164)
Net premiums written	534,968	325,048	309,378	1,169,394	132,360	1,301,754
Change in unearned premiums	24,449	23,405	5,214	53,068	14,613	67,681
Net premiums earned	559,417	348,453	314,592	1,222,462	146,973	1,369,435
Other underwriting income (loss)	—	(3,172)	2,569	(603)	630	27
Losses and loss adjustment expenses	(400,050)	(291,838)	(6,617)	(698,505)	(129,168)	(827,673)
Acquisition expenses	(85,608)	(62,452)	(30,930)	(178,990)	(30,329)	(209,319)
Other operating expenses	(89,403)	(32,165)	(33,810)	(155,378)	(10,137)	(165,515)
Underwriting income (loss)	$(15,644)	$(41,174)	$245,804	188,986	(22,031)	166,955

Net investment income				115,626	41,591	157,217
Net realized gains (losses)				(66,015)	(100,015)	(166,030)
Net impairment losses recognized in earnings				(1,705)	—	(1,705)
Equity in net income (loss) of investment funds accounted for using the equity method				(6,882)	—	(6,882)
Other income				(42)	—	(42)
Corporate expenses				(15,278)	—	(15,278)
Transaction costs and other				(2,557)	(9,000)	(11,557)
Amortization of intangible assets				(26,147)	—	(26,147)
Interest expense				(24,388)	(5,386)	(29,774)
Net foreign exchange gains (losses)				20,409	4,170	24,579
Income before income taxes				182,007	(90,671)	91,336
Income tax expense				(35,012)	—	(35,012)
Net income (loss)				146,995	(90,671)	56,324
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	84,758	84,758
Net income (loss) available to Arch				146,995	(10,501)	136,494
Preferred dividends				(10,403)	—	(10,403)
Net income (loss) available to Arch common shareholders				$136,592	$(10,501)	$126,091

Underwriting Ratios
Loss ratio	71.5%	83.8%	2.1%	57.1%	87.9%	60.4%
Acquisition expense ratio	15.3%	17.9%	9.8%	14.6%	20.6%	15.3%
Other operating expense ratio	16.0%	9.2%	10.7%	12.7%	6.9%	12.1%
Combined ratio	102.8%	110.9%	22.6%	84.4%	115.4%	87.8%

Net premiums written to gross premiums written	64.2%	79.4%	86.4%	73.1%	82.2%	76.8%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	December 31, 2017
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$767,456	$289,348	$335,338	$1,391,247	$127,173	$1,452,530
Premiums ceded	(254,589)	(79,182)	(62,657)	(395,533)	(11,872)	(341,515)
Net premiums written	512,867	210,166	272,681	995,714	115,301	1,111,015
Change in unearned premiums	41,766	49,329	7,600	98,695	15,045	113,740
Net premiums earned	554,633	259,495	280,281	1,094,409	130,346	1,224,755
Other underwriting income	—	10,193	3,738	13,931	803	14,734
Losses and loss adjustment expenses	(370,069)	(142,254)	(49,762)	(562,085)	(116,790)	(678,875)
Acquisition expenses	(87,261)	(66,612)	(24,363)	(178,236)	(30,643)	(208,879)
Other operating expenses	(88,256)	(36,205)	(37,546)	(162,007)	(7,617)	(169,624)
Underwriting income (loss)	$9,047	$24,617	$172,348	206,012	(23,901)	182,111

Net investment income				99,613	25,802	125,415
Net realized gains (losses)				38,136	(11,158)	26,978
Net impairment losses recognized in earnings				(1,723)	—	(1,723)
Equity in net income (loss) of investment funds accounted for using the equity method				30,402	—	30,402
Other income				547	—	547
Corporate expenses				(13,085)	—	(13,085)
Transaction costs and other				(901)	—	(901)
Amortization of intangible assets				(31,836)	—	(31,836)
Interest expense				(25,660)	(4,836)	(30,496)
Net foreign exchange gains (losses)				(27,894)	(913)	(28,807)
Income (loss) before income taxes				273,611	(15,006)	258,605
Income tax (expense) benefit				(56,813)	—	(56,813)
Net income (loss)				216,798	(15,006)	201,792
Dividends attributable to redeemable noncontrolling interests				—	(4,588)	(4,588)
Amounts attributable to nonredeemable noncontrolling interests				—	17,436	17,436
Net income (loss) available to Arch				216,798	(2,158)	214,640
Preferred dividends				(11,105)	—	(11,105)
Net income (loss) available to Arch common shareholders				$205,693	$(2,158)	$203,535

Underwriting Ratios
Loss ratio	66.7%	54.8%	17.8%	51.4%	89.6%	55.4%
Acquisition expense ratio	15.7%	25.7%	8.7%	16.3%	23.5%	17.1%
Other operating expense ratio	15.9%	14.0%	13.4%	14.8%	5.8%	13.8%
Combined ratio	98.3%	94.5%	39.9%	82.5%	118.9%	86.3%

Net premiums written to gross premiums written	66.8%	72.6%	81.3%	71.6%	90.7%	76.5%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of any businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through December 31, 2018;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•
claims resulting from natural or man-made catastrophic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in our results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the Tax Cuts and Jobs Act of 2017; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archcapservices.com